Exhibit 4.1(c)
AMENDMENT NO. 1
TO
AMENDED AND RESTATED CREDIT AGREEMENT
This amendment dated as of June 30, 2009 (“Amendment”) to the Agreement, as defined below, is entered into by and among Astronics Corporation (“Borrower”), each of the lenders under the Agreement, i.e., HSBC Bank USA, National Association, Bank of America, N.A. and KeyBank National Association (collectively, the “Lenders”), and HSBC Bank USA, National Association as agent for the Lenders under the Agreement (“Agent”), and as the Swingline Lender and Issuing Bank. Terms used herein and not otherwise defined are used with their defined meanings from the Agreement.
Recitals
A. Borrower, the Agent and the Lenders are the present parties to an Amended and Restated Credit Agreement dated as of January 30, 2009 (“Agreement”). Borrower has requested that the Lenders and the Agent amend the Agreement so that certain of the financial covenants therein will be calculated without considering certain bonuses, dividends and distributions paid by D M E to its shareholders and employees prior to, or upon, the acquisition of the stock of D M E by Borrower pursuant to the Stock Purchase Agreement dated as of January 28, 2009 by and among the Borrower, D M E and the shareholders of D M E (“Stock Purchase Agreement”).
B. Borrower and the Lenders are entering into a forward Hedge Agreement pursuant to which Borrower will, effective October 1, 2009, hedge $17,000,000 of principal of the Term Loans, and Borrower has requested that the Lenders and the Agent amend Section 5.20 of the Agreement so that such forward Hedge Agreement satisfies the requirements thereof.
C. The Lenders and the Agent are agreeable to the foregoing to the extent set forth in this Amendment.
D. The Borrower and each of the Guarantors will benefit from the changes to the Agreement set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and of the loans or other extensions of credit heretofore, now or hereafter made by the Lenders to, or for the benefit of, the Borrower and it Subsidiaries, the parties hereto agree as follows:
1. Amendments.
1.1 The current title of Section 1.2 is deleted and replaced with “Accounting Terms; Certain Adjustments” and the following is added as a new clause (c) in Section 1.2:
“(c) Adjustments. In making any calculation under Sections 6.13 and 6.15 of this Agreement, Borrower may, (i) add to Consolidated EBITDA only to the extent otherwise reducing the amount thereof, the amount of any bonuses up to $1,750,000 actually paid by D M E to its employees on or prior to January 30, 2009 in connection with the closing of the Stock Purchase Agreement; and (ii) exclude any Subchapter S dividends or distributions actually paid by D M E to its shareholders during D M E’s 2008 fiscal year and on or prior to January 30, 2009 from “dividends” for the purposes of the numerator of the definition of Fixed Charge Coverage Ratio. The Borrower shall disclose to Lenders on any Compliance Certificate hereafter delivered to the Agent and the Lenders each such amount so added or excluded in making the adjustments contemplated by the preceding sentence.”
1.2 The existing Section 5.20 of the Agreement is deleted in its entirety and replaced with the following:
“5.20 Hedge Agreements. Within ninety (90) days of the Closing Date, Borrower will have entered into one or more Hedge Agreements with one or more of the Lenders to hedge as of October 1, 2009 not less than $17,000,000 of the principal amount of the Term Loans, and provided evidence thereof to the Agent.”
2. Conditions Precedent to this Amendment. The effectiveness of each and all of the amendments contained in this Amendment is subject to the satisfaction, in form and substance satisfactory to the Agent, of each of the following conditions:
2.1 Amendment Documentation. Borrower, the Agent and the Lenders shall have duly executed and delivered to the Agent six (6) originals of the Amendment.
2.2 No Default. As of the effective date of this Amendment, no Default or Event of Default shall have occurred and be continuing.
2.3 Representations and Warranties. The representations and warranties contained in the Agreement shall be true, correct and complete as of the effective date of this Amendment as though made on such date.

4. Reaffirmations.
4.1 The Borrower hereby reaffirms the Loan Documents to which it is a party and agrees that such Loan Documents, as amended hereby, remain in full force and effect.
4.2 By their signatures below, each of the Guarantors specifically consents to each of the Amendments herein and reaffirms the continuing effectiveness of its Guaranty and the Loan Documents to which it is a party, as amended hereby.
5. Other.
5.1 Borrower agrees to pay all fees and expenses of the Agent in connection with the preparation of this Amendment including the reasonable fees and disbursements of counsel to the Agent.
5.2 This Amendment may be executed in any number of counterparts, and by the signatories hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together constitute one and the same agreement.
5.3 This Amendment shall be governed by and construed under the internal laws of the State of New York, as the same may be in effect from time to time, without regard to principles of conflicts of law.
[Signature Page Follows]

The Borrower, the Agent and the Lenders have caused this Amendment to be duly executed as of the date shown at the beginning of this Amendment.

ASTRONICS CORPORATION

By:

David C. Burney
Vice President — Finance and Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION as Agent, a Lender, Swingline Lender and Issuing Bank

By:

Mark F. Zeis, Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:

Michael R. Nowicki, Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:

Mark F. Wachowiak, Vice President
Consented to, and Agreed, as of the date of this Amendment by the following Guarantors:

ASTRONICS ADVANCED ELECTRONICS SYSTEMS CORP.

By:

David C. Burney, Treasurer

LUMINESCENT SYSTEMS, INC.

By:

David C. Burney, Treasurer

D M E CORPORATION

By:

David C. Burney, Treasurer

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